EXHIBIT 4.28
DOMESTIC INTERCONNECTION SETTLEMENT AGREEMENT
BY AND BETWEEN
CHINA NETCOM (GROUP) COMPANY LIMITED
AND
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
This Agreement is made and entered into on November 6, 2007 in Beijing, People’s Republic of China (“PRC”) by and between the following two parties:

(1)	Party A:	China Network Communications Group Corporation (“Netcom Group”)

	Address:	No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC

(2)	Party B:	China Netcom (Group) Company Limited (“CNC China”)

	Address:	Building C, No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC
WHEREAS,
(1) Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;
(2) CNC China is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC and is ultimately controlled by Netcom Group through China Netcom Group Corporation (Hong Kong) Limited (“Listed Company”), a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange and New York Stock Exchange. CNC China is approved by the Ministry of Information Industry of the PRC to operated relevant telecommunications services in Beijing, Tianjin, Hebei, Henan, Shandong, Liaoning, Heilongjiang, Jilin, Inner Mogolia and Shanxi;
(3) CNC China desires to interconnect and settle fees with Netcom Group in its relevant telecommunications services operations.
Based on fair and reasonable basis, following cooperative negotiation, regarding relevant issues relating to interconnection settlement between the two Parties, Netcom Group (including branches, subsidiaries, and other controlled units, but excluding branches, subsidiaries and other controlled units of the Listed Company) and CNC China (including branches, subsidiaries, and other controlled units) agreed hereto as follows:
1. BASIC PRINCIPLES

1.1 For the services and/or facilities provide by either Party to the other Party under this Agreement, the Party reserves the right to collect reasonable service fees based on the principle of fairness for such services and/or facilities it provides. The other Party shall make the payment for the services/or facilities provided.
1.2 The terms of services and/or facilities offered by one Party to the other under this Agreement shall not be worse than any other third party offering the same or similar services and/or facilities.
1.3 Should either Party hereunder demand for more services and/or facilities hereunder from the other Party, the other Party shall make its utmost effort to provide such services and/or facilities requested under the conditions no less favorable than that under which this Party may provide the same or similar services and/or facilities to a third party.
1.4 The agreed services and/or facilities hereunder shall fully comply with the purposes agreed upon under this Agreement and the standard set by the State.
1.5 In the event of any breach of any provision by either Party under this Agreement that leads to any damage suffered by the other Party, the Party in default shall be liable for all immediate and full damages for breaching this Agreement. However, this Party shall not be held responsible for such losses in the event of Force Majeure.
1.6 Both Parties shall provide all reasonable and essential assistance to the other Party for the purpose of fulfilling the obligations set out in this Agreement.
1.7 It is agreed that both Parties will take further actions to ensure the realization of the principles and provisions in this Agreement. It is further agreed that both Parties will ensure that, CNC China, being a subsidiary of the Listing Company, shall comply with the Listing Rules of the Hong Kong Stock Exchange for connected transactions.
2. INTERCONNECTION AND SETTLEMENT VARIETIES
2.1 The Parties agree to achieve interconnections between various telecommunications networks of the Parties.
2.2 The Parties agree to settle domestic long distance voice services as is set forth in this Agreement.
3. INTERCONNECTION TECHNICAL REGULATIONS AND STANDARDS, SHARE OF INTERCONNECTION COSTS AND ENGINEERING CONSTRUCTION
3.1 All foresaid connections shall be made in accordance with the interconnection technical regulations promulgated by national telecommunications regulatory authorities.
3.2 The Parties shall negotiate on the settlement of interconnection costs and engineering construction with reference to relevant regulations promulgated by national telecommunications regulatory authorities.
4. OBLIGATIONS OF THE PARTIES
4.1 The Parties shall warrant that the communication quality between networks be not lower than the communication quality of the same services in their own networks.
4.2 Under the premise of technical feasibility, when required, either Party shall provide telecommunications services which has been provided for its own customers to the other Party’s customer unconditionally with service quality guaranteed.

4.3 Netcom Group shall be obliged to provide the Listed Company’s auditors with the accounting records of Netcom Group and its connected persons for any connected transactions.
5. NETWORKS MANAGEMENT AND MAINTENANCE
5.1 Either Party shall give notice to the other Party six (6) months prior to its enlargement and reconstruction of its network, which may negatively affect the communication of other Party’s customers.
5.2 Except for Force Majeure, either Party shall give notice to the other Party thirty (30) days prior to its adjustment of route system, relay circuit, signaling mode, station data and software version, which may negatively affect the communication of other Party’s customers.
5.3 When required, either Party shall, in a timely manner, cooperate with the other Party when the latter adjusts the route system, relay circuit, signaling mode, station data and software version to ensure the communication quality between networks.
5.4 The Parties agree to perform maintenance on their own networks to assure the normal operation of the whole networks according to the applicable regulations promulgated by national telecommunications regulatory authorities from time to time.
5.5 Should there be any communication breakdown and problems, the Parties shall take effective measures to resume communication.
6. SETTLEMENT PRINCIPLES AND METHODS BETWEEN NETWORKS
6.1 Settlement relationships for domestic long distance voice services: Netcom Group and CNC China make settlement with each other domestic long distance voice services.
Settlement price for domestic long distance voice services: settlement based on voice termination - operator from whose network calls are originated makes settlement to the operator from whose network calls are terminated. The price is RMB 0.06/minute whether the calls are terminated in the network of Netcom Group or CNC China or in networks other than those of Netcom Group and CNC China. The above-mentioned rate shall be subject to adjustment at any time according to applicable standards, fixed tariffs and policies published by relevant Chinese regulatory authorities.
The Parties hereby agree that, the above provision in relation to the price of domestic long distance calls terminated in networks other than those of the Parties is effective as of April 1, 2007. Effective as of April 1, 2007, the Parties agree not to observe Article 6.1 of the Domestic Interconnection Settlement Agreement among Netcom Group, CNC China and China Netcom Group New Horizon Communications Corporation, dated September 12, 2005, where it is provided that the price is RMB 0.09/minute if domestic long distance calls are terminated in networks other than in those of Netcom Group and its operating companies.
6.2 Data processing and checking principles
Billing and settlement center of CNC China shall be responsible for data processing. If the difference between the bill of the center and billing data of both Parties (billing data difference = difference between the relevant two Parties/the averaged data of the relevant two Parties *100%) is equal to or lower than 3%, the bill of the center shall prevail. If the difference is higher than 3%, a preliminary settlement shall be made based on the bill data of the center. The Parties shall submit a written request for dispute arbitration to operational management department of CNC China within 10 working days from the 20th of each month.

Operational management department of CNC China shall give a written disposal suggestion within 3 months upon receipt of the written dispute arbitration request. The settled amount that needs adjustment shall be adjusted in the statement of account of next month.
6.3 Settlement Procedures
Place of settlement: Beijing, China
Settlement period, commence date and termination date: once per quarter, settlement and billing period (based on the ending time of calls) is from 0:00 (inclusive) of the first calendar day of the first calendar month of the relevant quarter to 0:00 (exclusive) of the third calendar month of the relevant quarter..
Method of payment: the paying Party of the month shall pay the net settlement amount to the paid Party of the month.
7. REPRESENTATIONS AND WARRANTS
7.1 Each Party represents and warrants to the other Party that:
(1) It is a independent legal person duly incorporated and validly existed under the laws of the PRC. It has the power and authority (including but not limited to any approval, consents or permission granted by the government departments) to sign and enforce this Agreement;
(2) No provision in this Agreement violates the constitutive documents or the laws and regulations of PRC;
(3) It will use its best endeavors to take all necessary and procure appropriate or advantageous measures to perform its obligations under this Agreement and to make this Agreement effective in accordance with the laws and regulations of the PRC and the terms of this Agreement.
8. FORCE MAJEURE
8.1 In the event of Force Majeure that causes both Parties or either Party to fail completely or partially in performing the obligations under this Agreement, that said Party is not liable for breach of agreement. However, in the event of such an incident, the affected Party shall inform the other Party by written notice within fifteen (15) days after the said incident and provide relevant proof and evidence to the other Party. At the same time, the affected Party shall use its best endeavors to minimize the damage caused by the Force Majeure event. The affected Party or both Parties shall resume its obligations under this Agreement within a reasonable time once the Force Majeure event has ended.
8.2 Force Majeure in this Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
9. CONFIDENTIALITY
9.1 Unless with written approval by the other Party, neither Party can announce nor supply or reveal to any third party any information regarding this Agreement or the business information of the other Party, with the exception of requests by the legal or governmental departments or any other relevant securities regulatory authorities or for the purpose of the Listing Company seeking listing or retaining listing.
10. TRANSFER

10.1 Without the written approval of the other Party, neither Party may transfer any single right and obligation as agreed upon under this Agreement.
11. NON-WAIVER
11.1 Unless otherwise specified by law, the failure or delay of exercising the right, power or privilege as endowed by this Agreement on the part of any Party cannot be deemed as the waiver of such rights, power or privileges. Besides, the partial exercise of such rights, power or privileges should not hinder the exercise of such rights, power or privileges of this Party in the future.
12. NOTICES
12.1 All notices required to be delivered pursuant to this Agreement shall be in writing, and delivered to the address as stated at the beginning part of this Agreement, or to addresses or facsimile numbers designated by one Party to the other Parties in writing from time to time.
12.2 Any notice shall be delivered either by hand, registered mail, or facsimile. Any notice shall be deemed to have been delivered at the time of actual receipt if delivered by hand; on the date of return receipt if delivered by registered mail; and at the time of transmission if delivered by facsimile.
13. GOVERNING LAWS
13.1 This Agreement shall be governed, interpreted and implemented in accordance with laws of the PRC.
14. DISPUTES RESOLUTION
14.1 In case of disputes as to the power, interpretation or implementation of this Agreement, both Parties shall seek to settle the matters of dispute by friendly negotiation. If the matters of dispute cannot be settled by negotiation within thirty (30) days from the day the matters of dispute arise, either Party has the right to resort to litigation at the people’s court which has jurisdiction over such Party.
15. EFFECTIVENESS OF AGREEMENT AND OTHERS
15.1 Except as otherwise provided in Article 6.1, this Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals. This Agreement shall be effective from January 1, 2008 to December 31, 2010. If CNC China wishes to renew this Agreement and notifies Netcom Group with 3 month’s notice, this Agreement shall be renewed automatically for another 3 years on the same terms. There is no limit on the number of renewal.
15.2 Subject to compliance with regulatory requirements in respect of the Listed Company’s or related transactions and upon the agreement of both Parties, both Parties can amend this Agreement or enter into supplementary agreement to this Agreement. The amendments or supplementary agreements of this Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals.
15.3 This Agreement is severable, that is, if any provision of this Agreement is held to be illegal or unenforceable at any time, the effectiveness and performance of other provisions of this Agreement shall not be affected.
15.4 This Agreement is made into two (2) duplicate originals. Each Party holds one (1) copy, and each copy shall have the same legal binding effect.

Signature page:

CHINA NETWORK COMMUNICATIONS GROUP CORPORATION (SEAL)
By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative

CHINA NETCOM (GROUP) COMPANY LIMITED (SEAL)
By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative